Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ron Zollars, San Diego
SAIC
858/826-7896
zollarsr@saic.com

Krista Wald
Telcordia Technologies, Inc.
732/699-5050
kwald@telcordia.com

Andrew Cole
Providence Equity Partners Inc.
Citigate Sard Verbinnen for Providence Equity
212/687-8080
acole@sardverb.com

Kenny Juarez/Jennifer Powers
Warburg Pincus
Abernathy MacGregor for Warburg Pincus
212/371-5999

SAIC SIGNS AGREEMENT TO SELL TELCORDIA

TO PROVIDENCE EQUITY AND WARBURG PINCUS

(SAN DIEGO and PISCATAWAY, NJ) November 18, 2004 — Science Applications International Corporation (SAIC) today announced the signing of a definitive agreement to sell its subsidiary Telcordia Technologies, Inc., a leading provider of telecommunications software and services to Providence Equity Partners (Providence) and Warburg Pincus (Warburg) for $1.35 billion in cash.  Providence and Warburg are equal equity investors in the transaction.  The completion of the sale is subject to customary closing conditions, including regulatory approval.

Telcordia, based in Piscataway, N.J., is the leading provider of enabling software for communications networks.  The company’s solutions handle the complex tasks required to develop, maintain, monitor and fix today’s carrier networks carrying over 80 percent of U.S. telephony traffic.

“Telcordia consistently has proven itself a leader in the telecommunications

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industry and a solid contributor to SAIC,” said Kenneth C. Dahlberg, chairman and chief executive officer of SAIC, which purchased the company from the Regional Bell Operating Companies in 1997.  “SAIC recognized that a new owner could provide Telcordia with opportunities to expand its global footprint to benefit its customers and the industry as a whole.  We look forward to continuing our work with Telcordia as a business partner on both government and commercial opportunities.”

“For the past two years, Telcordia has been transforming itself to help its customers automate their business and improve their bottom line,” said Matt Desch, chief executive officer, Telcordia.  “Providence and Warburg, both long-term growth investors in technology, media and telecom companies, have domain expertise and excellent track records in the communications industry.  Providence and Warburg have the resources available to enable us to reach our full potential, capitalize on our market-leading intellectual capital and secure a global leadership position.”

“Telcordia is a world leader in creating innovative telecommunications technologies,” said Mark Pelson, managing director of Providence Equity Partners.  “We look forward to working with the company to expand its domestic and foreign customer base.”

“With a heritage of providing the critical software that runs the domestic telephony network, Telcordia is exceptionally well positioned in the industry to help telecommunications carriers deploy the new services their consumers want,” said Larry Bettino, managing director of Warburg.  “They have the scale, knowledge and experience to integrate these new services while preserving carriers’ investments in legacy systems.”

A global leader in operations support software and network services platforms, Telcordia offers consulting, systems integration, research and development and network planning services.  Telcordia helps communications companies mesh complex networks and add new high-speed technology on their existing networks in order for them to be able to sell valuable, high-margin services.

JPMorgan acted as SAIC’s exclusive financial advisor in connection with this transaction and delivered a fairness opinion to its Board of Directors.

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About Providence Equity

Providence Equity Partners Inc. is one of the world’s leading private investment firms specializing in equity investments in media and communications companies. The principals of Providence Equity manage funds with over $9 billion in equity commitments and have invested in more than 70 companies operating in over 20 countries since the firm’s inception in 1991. Current and previous areas of investment include cable television content and distribution, wireless and wireline telephony, publishing, radio and television broadcasting and other media and communications sectors. Significant investments include VoiceStream Wireless, Metro-Goldwyn-Mayer, Warner Music Group, PanAmSat, AT&T Canada, eircom, Casema, Kabel Deutschland, Language Line, F&W Publications, ProSiebenSat.1, and Bresnan Broadband Holdings.  The firm has offices in Providence, New York and London.  For more information please visit www.provequity.com.

About Warburg Pincus

Warburg Pincus has been a leading private equity investor since 1971. The firm currently has approximately $13 billion under management, including $3 billion available for investment in a range of industries including information and communication technology, financial services, healthcare, LBOs and special situations, media and business services, energy and real estate. Warburg Pincus also has a long history as a leading investor in the information and communication technology sectors, including investments in Avaya, BEA Systems, Bharti Tele-Ventures, Harbour Networks, NeuStar and VERITAS Software.  The firm is an experienced partner to entrepreneurs seeking to create and build durable companies with sustainable value and has an active portfolio of about 115 companies spanning the entire spectrum of scale and maturity.  For more information please visit www.warburgpincus.com.

About Telcordia Technologies, Inc.

Telcordia Technologies, Inc. is a leading global provider of telecommunications software and services for IP, wireline, wireless and cable.  By delivering on its Elementive strategy of providing flexible, standards-based solutions that optimize complex network and business support systems, Telcordia enables customers to aggressively reduce costs and grow revenues.  Telcordia is headquartered in

Piscataway, N.J, with offices throughout the United States, Canada, Europe, Asia, Central and LatinAmerica.  (www.telcordia.com)

About SAIC

SAIC is the nation’s largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers.  SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care, transportation and logistics.  With annual revenues of nearly $7 billion, SAIC and its subsidiaries have more than 44,000 employees at offices in more than 150 cities worldwide.  More information about SAIC can be found on the Internet at www.saic.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements.  Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2004, and such other filings that the Company makes with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.